Exhibit 99.1

PRESS RELEASE

NOVEMBER 3, 2010

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2010 RESULTS

•                  Earnings Exceed Expectations

•                  Sales Increase by 59%

•                  Strong Cash Flow and Significant Debt Reduction

•                  2010 Outlook for Sales and Earnings Raised

AMES, Iowa, USA, November 3, 2010 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2010.

Third Quarter Review

Net sales for the quarter increased 55 percent to $392.6 million, compared to net sales of $253.1 million for the third quarter of 2009.  Excluding the impact of changes in currency translation rates, sales in the third quarter increased 59 percent over the same quarter last year.  Sales for the third quarter increased 67 percent in the Americas, 45 percent in Europe, and 76 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates.  Sales increased 64 percent in the Propel segment, 61 percent in the Work Function segment, and 49 percent in the Controls segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $32.1 million, or $0.66 per share, for the third quarter of 2010, compared to a net loss of $70.8 million, or $1.46 per share, for the third quarter of 2009.  Third quarter 2010 results include restructuring costs of $1.1 million, or $0.02 per share.  In addition, third quarter 2010 results were favorably impacted by $4.1 million, or $0.08 per share, relating to the net reversal of deferred tax asset valuation allowances.   Results for third quarter 2009 were negatively impacted by restructuring and severance costs of $13.2 million, or $0.25 per share, and by a charge of $28.5 million, or $0.59 per share, to establish non-cash deferred tax asset valuation allowances relating to operating losses which could not be tax benefited.

Sven Ruder, President and Chief Executive Officer, commented, “We are pleased with our third quarter results, which clearly exceeded our expectations.

Historically, our third quarter margins have dropped significantly with the seasonal drop in sales.  This year we have been able to hold our operating margins level with the second quarter in spite of the seasonally lower sales.  This is driven by the favorable market environment and by the completion of our restructuring activities during the second quarter which allowed us to realize the full impact of the resulting savings along with a drop in restructuring costs.”

Continued Strong Orders and Backlog

The Company received new orders of $406.8 million for the third quarter of 2010, a 33 percent increase compared to third quarter 2009 orders of $305.4 million.

Total backlog at September 30, 2010, was $669.9 million, a 42 percent increase compared to the same period last year of $470.4 million.  Excluding the impact of changes in currency translation rates, backlog increased 45 percent.

Nine Month Review

The Company reported net sales for the nine months ended September 30, 2010, of $1,211.6 million, compared to net sales of $880.2 million for the first nine months of 2009.  Net sales for the first nine months of 2010 increased 37 percent over the prior year period, excluding the impact of changes in currency translation rates.

Net income for the first nine months of 2010 was $87.4 million, or $1.80 per share, compared to a net loss of $271.0 million, or $5.61 per share, for the same period last year.  Results for the first nine months of 2010 include restructuring costs of $8.0 million, or $0.17 per share.  In addition, 2010 results were favorably impacted by $18.8 million, or $0.39 per share, relating to the net reversal of deferred tax asset valuation allowances.  Results for the first nine months of 2009 include restructuring costs of $42.0 million, or $0.82 per share, valuation allowances on deferred tax assets of $109.2 million, or $2.26 per share, and a non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share.

Strong Cash Flow and Debt Reduction

Cash flow from operations for the first nine months of 2010 was $188.0 million, compared to $75.6 million for 2009. Capital expenditures for the first nine months of 2010 were $12.7 million compared to $37.0 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 60 percent at September 30, 2010, compared to 78 percent at December 31, 2009.

“Our continued strong operating cash flow, driven by our earnings and emphasis on reduction of working capital, along with the reduction in our capital expenditures, have now generated $151 million of free cash flow in the first nine months.  This has driven a significant reduction in our debt levels and leverage ratio since the beginning of the year.  We are continuing our focus on reducing working capital and capital expenditures to strengthen our balance sheet and financial position.  Our performance so far has allowed us to significantly lower our borrowing costs with our recently announced refinancing,” stated Ruder.

2010 Outlook Increased

Ruder continued, “We have been cautious as we moved through the year. We wanted to confirm over time our new higher operating margins as a result of our completed restructuring activities, and we were concerned with the uncertainty in the external environment.  Our strong third quarter results have given us confidence in our ability to end the year at a new higher operating margin level.   In addition, we are seeing continued strength in our markets reflected in our orders and backlog.  We are, therefore, increasing our outlook for full year 2010.”

The new outlook for 2010 is as follows:

•            Annual sales increasing 35 to 40 percent from 2009 levels

•            Expected earnings in the range of $1.85 per share to $2.35 per share

•            Capital expenditures of approximately $30.0 million (unchanged)

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on November 4 at 10 AM Eastern Time to discuss 2010 third quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through November 18, 2010.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results.  Risk factors affecting the Company’s forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, including the relative strength or weakness of the commercial and public-sector construction markets, the level of interest rates, and crude oil prices; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the recent credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates, credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	+1-515-239-6364
Vice President and	2800 East 13th Street	Fax:	+1-515-956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(Dollars in thousands	September 30,	September 30,	September 30,	September 30,
except per share data)	2010	2009	2010	2009
Net sales	392,649	253,074	1,211,645	880,180
Cost of sales	273,665	238,120	848,078	776,405
Gross profit	118,984	14,954	363,567	103,775
Research and development	13,002	14,098	37,574	45,868
Selling, general and administrative	42,840	47,287	145,930	155,017
Loss on sale of business and asset disposals	1,480	3,144	3,785	11,729
Impairment charges	—	—	—	50,841
Total operating expenses	57,322	64,529	187,289	263,455
Income (loss) from operations	61,662	(49,575)	176,278	(159,680)
Nonoperating income (expense):
Interest expense, net	(11,659)	(13,882)	(43,001)	(33,005)
Loss on early retirement of debt	(2,147)	—	(2,421)	(10,705)
Other, net	(1,972)	(427)	1,708	1,684
Income (loss) before income taxes	45,884	(63,884)	132,564	(201,706)
Income tax expense	(8,618)	(6,023)	(19,162)	(59,169)
Net income (loss)	37,266	(69,907)	113,402	(260,875)
Net income attributable to noncontrolling interest, net of tax	(5,166)	(894)	(26,022)	(10,157)
Net income (loss) attributable to Sauer-Danfoss Inc.	32,100	(70,801)	87,380	(271,032)
Net income (loss) per share:
Basic net income (loss) per common share	0.66	(1.46)	1.81	(5.61)
Diluted net income (loss) per common share	0.66	(1.46)	1.80	(5.61)
Weighted average shares outstanding
Basic	48,395	48,351	48,379	48,334
Diluted	48,474	48,351	48,466	48,334

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Propel	209,637	129,468	665,346	472,249
Work Function	94,142	61,275	277,442	207,115
Controls	88,870	62,331	268,857	200,816
Total	392,649	253,074	1,211,645	880,180
Segment Income (Loss)
Propel	44,733	(8,723)	146,121	10,345
Work Function	9,950	(23,586)	21,394	(59,397)
Controls	13,742	(11,441)	35,916	(91,085)
Global Services and Other Expenses, net	(8,735)	(6,252)	(25,445)	(17,859)
Total	59,690	(50,002)	177,986	(157,996)
Interest expense, net	(11,659)	(13,882)	(43,001)	(33,005)
Loss on early retirement of debt	(2,147)	—	(2,421)	(10,705)
Income (loss) before income taxes	45,884	(63,884)	132,564	(201,706)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	113,402	(260,875)
Depreciation and amortization	73,443	80,974
Impairment charges	—	50,841
Net change in receivables, inventories, and payables	(25,335)	147,293
Other, net	26,479	57,399
Net cash provided by operating activities	187,989	75,632
Cash flows from investing activities:
Purchases of property, plant and equipment	(12,728)	(36,962)
Proceeds from sale of property, plant and equipment	4,290	1,281
Advances to noncontrolling interest partners	(2,500)	(15,500)
Net cash used in investing activities	(10,938)	(51,181)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt facilities	(144,958)	36,656
Payments for debt financing costs	(4,185)	(8,575)
Payment of prepayment penalty	(1,674)	(8,064)
Settlement of interest rate swaps	—	(2,000)
Cash dividends	—	(8,689)
Distribution to noncontrolling interest partners	(19,914)	(6,580)
Net cash provided by (used in) financing activities	(170,731)	2,748
Effect of exchange rate changes	2,256	(6,818)
Net increase in cash and cash equivalents	8,576	20,381
Cash and cash equivalents at beginning of year	38,790	23,145
Cash and cash equivalents at end of period	47,366	43,526

Free cash flow (1)	151,278	(768)

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities, excluding net borrowings (repayments) on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	47,366	38,790
Accounts receivable, net	217,506	155,968
Inventories	187,916	177,574
Other current assets	80,656	65,553
Total current assets	533,444	437,885
Property, plant and equipment, net	426,022	513,487
Other assets	111,822	116,945
Total assets	1,071,288	1,068,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	31,992	54,069
Long-term debt due within one year	136,477	142,007
Accounts payable	154,753	101,719
Other accrued liabilities	132,886	117,195
Total current liabilities	456,108	414,990
Long-term debt	204,575	337,089
Long-term pension liability	67,089	72,400
Deferred income taxes	32,604	33,708
Other liabilities	57,312	55,536
Noncontrolling interest	70,790	62,660
Stockholders’ equity of Sauer-Danfoss Inc.	182,810	91,934
Total liabilities and stockholders’ equity	1,071,288	1,068,317

Debt to total capital ratio (1)	60%	78%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.